Exhibit 99.1

CDW CEO Christine Leahy appointed Board Chair; David Nelms becomes Lead Independent Director;

Marc Jones joins CDW Board of Directors

CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced new Board appointments.

Christine A. Leahy, president and chief executive officer, CDW, has been unanimously appointed Board Chair. Leahy became CEO and joined the Board of Directors in January 2019, after holding numerous leadership roles since joining CDW in 2002. Under her tenure as CEO, the company has executed against a transformative service and solution-led strategy, and continually outpaced market growth with Net sales growing from $16 billion to approximately $24 billion for the trailing twelve months ending September 30, 2022. Current Board Chair David W. Nelms has transitioned from his role as Board Chair and will continue to serve on the Board as Lead Independent Director. Nelms became the company’s Board Chair on January 1, 2020 and has been a member of the Board of Directors since 2014.

“Chris’ vision, discipline and care in guiding CDW’s talented team has enabled the company to deliver customer solutions with breadth, depth, expertise, and scale, and drive value for shareholders. The Board is confident that now is the right time to add Board Chair to her responsibilities,” said David W. Nelms, lead independent director, CDW.

The Board also announced the election of Marc E. Jones to the Board of Directors effective January 4, 2023. Jones currently serves as Chairman, President and Chief Executive Officer of Aeris Communications, Inc. which provides businesses with intelligent cellular connectivity, security, reliability, and support to simplify and streamline Internet of Things (“IoT”) programs at scale. Jones is an innovative leader with deep expertise in the technology industry, and currently serves on the Board of Directors of Ingersoll Rand Inc., Stanford University Board of Trustees and the California Health Care Foundation.

“I am honored to serve as CDW’s next Board Chair, continuing to build upon our long history of innovation, purpose-driven customer focus and creating consistent value for our stakeholders,” said Christine A. Leahy, chair and chief executive officer, CDW. “We’re also very pleased to welcome Marc, an exceptional people leader and visionary innovator in the technology space, who believes deeply in the foundational and transformational role technology plays in society. His expertise and contributions on our Board will be valuable as CDW continues innovating for our customers, investing in our coworkers and growing our business.”

“CDW’s Board of Directors is comprised of accomplished leaders who bring a passion for winning and deep humility to their Board roles,” said Nelms. “Marc shares these attributes with exceptional experience building and growing a business serving customers’ technology needs, and we’re thrilled to welcome him to our talented and committed Board.”

Jones earned his JD and BS, Political Science, from Stanford University. He was named one of the nation’s best entrepreneurs by Goldman Sachs in 2012 and 2013.

The Board will expand from 10 to 11 members with the appointment of Jones.

For more information about CDW’s Board of Directors, please visit the About Us section of the company’s website.

CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 15,000 coworkers. For the trailing twelve months ended September 30, 2022, CDW generated Net sales of approximately $24 billion. For more information about CDW, please visit www.CDW.com.

Investor Inquiries

Steven O’Brien

Vice President, Investor Relations

(847) 968-0238

investorrelations@cdw.com

Media Inquiries

Sara Granack

Vice President, Corporate Communications

(847) 419-7411

mediarelations@cdw.com

Source: CDW Corporation